Exhibit 99.1

Eton Pharmaceuticals Announces Initiation of Clinical Study for Product Candidate ET-700

●	Company’s extended-release formulation of zinc acetate will be compared to GALZIN® (zinc acetate) and a placebo for the treatment of Wilson disease

DEER PARK, Ill., April 27, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced the first patient has been dosed in a pilot clinical study assessing the efficacy of ET-700, the Company’s proprietary, patent-pending formulation of extended-release zinc acetate under development for the treatment of Wilson disease. Topline study results are expected in the second half of 2026, and if positive, would lead to a pivotal clinical study in early 2027.

“ET-700 has the potential to deliver a major advancement for patients with Wilson disease, and we’re excited to initiate this clinical study. Based on feedback from the patient community and treating physicians, there remains a meaningful need for more convenient, simpler dosing approaches for this lifelong chronic therapy, which ET-700 is designed to explore. If approved, we believe ET-700 could exceed $100 million of peak annual sales in the United States,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“Wilson disease requires lifelong treatment, and we believe it is important to explore therapies that are both effective and easier for patients to use in daily life. In this study, 64Cu PET imaging will be used to assess whether an extended-release zinc formulation can reduce intestinal copper absorption with a simpler dosing regimen,” said study investigator Dr. Thomas Sandahl, Clinical Professor of Hepatology at Aarhus University.

The study, which is being conducted by the Department of Hepatology and Gastroenterology at Aarhus University Hospital in Denmark, is a double-blinded, placebo-controlled clinical trial comprised of 36 healthy volunteers randomly assigned to one of three treatment groups. Using positron emission tomography (PET) scans with the radioactive tracer 64CuCl2 (64-copper dichloride), the study will compare the effects on intestinal copper absorption of GALZIN 50 mg taken three times daily, ET-700 75 mg taken twice daily plus a placebo once daily, and a placebo taken three times daily.

The study treatment period will last for four weeks. PET scans will assess intestinal copper absorption by measuring the amount of 64Cu in the liver and the primary endpoint is the change in mean hepatic 64Cu standard uptake value from pre- to post-intervention between the three groups, as determined by two blinded investigators.

INDICATION

Galzin® (zinc acetate) is indicated for maintenance treatment of patients with Wilson’s disease who have been initially treated with a chelating agent.

IMPORTANT SAFETY INFORMATION

Contraindication

Hypersensitivity to zinc acetate or any of the ingredients in Galzin.

Warnings and Precautions

Copper Deficiency: Several post-marketing cases reported that zinc acetate taken over extended periods of time may result in decreased enteral copper absorption and copper deficiency. If a patient develops signs and/or symptoms of copper deficiency, interrupt zinc treatment and measure zinc, 24-hr urinary copper, and non-ceruloplasmin bound copper (NCC) levels.

Gastric Ulcer: Gastric ulcers including complications of anemia and gastric ulcer perforation with peritonitis have been reported with long-term use of zinc acetate.

General: Galzin is not recommended for the initial therapy of symptomatic patients because of the delay required for zinc-induced increase in enterocytic metallothionein and blockade of copper uptake. Symptomatic patients should be treated initially, using chelating agents. During initial therapy, neurological deterioration may occur as stores of copper are mobilized.

Information for Patients: GALZIN should be administered on an empty stomach, at least one hour before or two to three hours after meals. Capsules should be swallowed whole, not opened or chewed. Patients must be clinically monitored to determine the adequacy of zinc acetate therapy.

Monitoring Patients: Existing signs and symptoms of Wilson’s disease and 24-hour urine copper should be monitored. Neuropsychiatric evaluations including speech as well as liver function tests including bilirubin and aminotransferases, should be done as appropriate. In all treated patients,

24-hour urinary zinc levels may be a useful measure of compliance with the zinc acetate regimen.

Adverse Reactions

The most common adverse reactions are gastric irritation, elevations of serum alkaline phosphatase, amylase, and lipase suggesting pancreatitis.

To report a suspected adverse event related to GALZIN, contact Eton Pharmaceuticals, Inc. at 1-855- 224-0233 or the U.S. Food and Drug Administration (FDA) at www.fda.gov/safety/Medwatch or call1-800-FDA-1088.

Please see full Prescribing Information for more information.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has ten commercial rare disease products: KHINDIVITM, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has four additional product candidates in late-stage development: Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com